                                                                     EXHIBIT 2.1


================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     BINGHAM FINANCIAL SERVICES CORPORATION,

                              BAC ACQUIRING CORP.,

                              BSC ACQUIRING CORP.,

                      BLOOMFIELD ACCEPTANCE COMPANY, L.L.C.

                      BLOOMFIELD SERVICING COMPANY, L.L.C.

                                       AND

             DANIEL E. BOBER, CREIGHTON J. WEBER, JOSEPH DROLSHAGEN,
               JAMES BENNETT, PATRICIA JORGENSEN, DEBORAH JENKINS,
                        LYNNE BASZCZUK, JAMES A. SIMPSON,
                   KATHERYNE L. ZELENOCK AND JEFFREY C. URBAN


                                FEBRUARY 17, 1998


================================================================================

                                TABLE OF CONTENTS


                                                                            PAGE
ARTICLE 1.   THE MERGER.......................................................2

       1.1. The Mergers.......................................................2
       1.2. Surviving Companies...............................................2
       1.3. Merger Consideration..............................................2
       1.4. Conversion of Shares..............................................4
       1.5. Closing...........................................................5
       1.6. Closing Deliveries................................................6
       1.7. Articles of Incorporation.........................................8
       1.8. Bylaws............................................................9
       1.9. Managers and Officers.............................................9
       1.10. No Fractional Shares.............................................9
       1.11. Issuance of Stock Options........................................9

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF BAC, BSC AND THE
       SHAREHOLDERS..........................................................10

       2.1. Organization and Qualification...................................10
       2.2. Capitalization...................................................10
       2.3. Authorization....................................................11
       2.4. Non-Contravention................................................12
       2.5. Financial Statements.............................................12
       2.6. Accounts Receivable..............................................12
       2.7. Liabilities......................................................12
       2.8. Brokerage and Loan Sale Activities...............................12
       2.9. Investigations; Litigation.......................................13
       2.10. Absence of Certain Changes......................................13
       2.11. Title to Property; Condition....................................13
       2.12. Tax Returns.....................................................13
       2.13. Insurance.......................................................14
       2.14. Benefit Plans...................................................14
       2.15. Contracts and Commitments; No Default...........................15
       2.16. Labor Matters...................................................15
       2.17. Intellectual Property Rights....................................15
       2.18. Hazardous Substances and Hazardous Wastes.......................16
       2.19. Brokers.........................................................16
       2.20. Shareholders' Representations...................................16
       2.21. Accuracy of Information.........................................18

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARENT.........................18

       3.1. Organization.....................................................18
       3.2. Authority and Validity of Agreement..............................18
       3.3. Consents and Approvals...........................................18
       3.4. Capitalization...................................................19
       3.5.  Deliveries......................................................19
       3.6.  Liabilities.....................................................19
       3.7. Non-Contravention................................................19
       3.8. Brokers..........................................................19
       3.9. Accuracy of Information..........................................20

ARTICLE 4.  COVENANTS........................................................20

       4.1  Affirmative Covenants of the Companies and the Shareholders......20
       4.2  Negative Covenants of the Companies..............................20
       4.3. Confidentiality..................................................22
       4.4. Further Assurances; Cooperation; Notification....................23
       4.5. Access...........................................................23

ARTICLE 5.  CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUBS............24


ARTICLE 6.  CONDITIONS TO THE  OBLIGATIONS OF BAC, BSC AND THE
       SHAREHOLDERS..........................................................25


ARTICLE 7.  TERMINATION AND ABANDONMENT......................................25

       7.1. Methods of Termination...........................................25
       7.2. Procedure Upon Termination.......................................26

ARTICLE 8.  SURVIVAL AND INDEMNIFICATION.....................................26

       8.1. Survival.........................................................26
       8.2. Indemnification by Parent........................................27
       8.3. Indemnification by Shareholders..................................27
       8.4  Escrow of Parent Common Stock....................................27
       8.5  Disclosure of Known Breaches.....................................28
       8.6. Limitation on Indemnification....................................28
       8.7. Indemnification De Minimis Threshold.............................29
       8.8. Claims for Indemnification.......................................30
       8.9. Netting of Claims................................................31
       8.10. Claims Period...................................................31
       8.11. Rejected Settlement of Claims...................................31
       8.12. Limitation of Indemnification Obligations.......................31

ARTICLE  9.   MISCELLANEOUS PROVISIONS.......................................31

       9.1. Expenses.........................................................31
       9.2. Amendment and Modification.......................................31
       9.3. Waiver of Compliance; Consents...................................32
       9.4. No Third Party Beneficiaries.....................................32
       9.5. Notices..........................................................32
       9.6. Assignment.......................................................33
       9.7. Governing Law....................................................33
       9.8. Counterparts.....................................................33
       9.9. Headings.........................................................33
       9.10. Entire Agreement................................................34
       9.11. Injunctive Relief...............................................34
       9.12. Arbitration.....................................................34
       9.13. Attorneys Fees..................................................34
       9.14. Venue Jurisdiction..............................................35
       9.14. Time of the Essence.............................................35

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of February 17, 1998 (the "Agreement"), is by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Parent"), BAC ACQUIRING CORP., a Michigan corporation and a wholly owned subsidiary of Parent ("BAC Acquiring Sub"), BSC ACQUIRING CORP., a Michigan corporation and a wholly owned subsidiary of Parent ("BSC Acquiring Sub") (BAC Acquiring Sub and BSC Acquiring Sub together being the "Acquiring Subs"), Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company ("BAC"), Bloomfield Servicing Company, L.L.C., a Michigan limited liability company ("BSC") (BAC and BSC together being the "Companies"), DANIEL
E. BOBER, a shareholder of BAC and BSC ("Bober"), CREIGHTON J. WEBER, a shareholder of BAC and BSC ("Weber"), JOSEPH DROLSHAGEN, a shareholder of BAC and BSC ("Drolshagen"), JAMES BENNETT, a shareholder of BAC and BSC ("Bennett"), PATRICIA JORGENSEN, a shareholder of BAC and BSC ("Jorgensen"), DEBORAH JENKINS, a shareholder of BAC and BSC ("Jenkins"), LYNNE BASZCZUK, a shareholder of BAC ("Baszczuk"), JAMES A. SIMPSON, a shareholder of BAC and BSC ("Simpson"), KATHERYNE L. ZELENOCK, a shareholder of BAC and BSC ("Zelenock") and JEFFREY C. URBAN, a shareholder of BAC and BSC ("Urban") (each a "Shareholder" and collectively, the "Shareholders").

                                    RECITALS

         A. BAC and BSC are both currently Michigan limited liability companies. However, BAC and BSC have heretofore elected to be taxed as corporations. Therefore, the references in this Agreement to the Shareholders of BAC and BSC, respectively, reflect the fact that the Companies have become corporate in their status for Federal income tax purposes, that their members have become "shareholders" in that regard and that the Shareholders' member interests are treated as shareholdings.

         B. The Boards of Directors of Parent and BAC Acquiring Sub and the shareholder of BAC Acquiring Sub each have approved the merger of BAC Acquiring Sub with and into BAC, upon the terms and subject to the conditions set forth herein (the "BAC Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated;

         C. The Boards of Directors of Parent and BSC Acquiring Sub and the shareholder of BSC Acquiring Sub each have approved the merger of BSC Acquiring Sub with and into BSC, upon the terms and subject to the conditions set forth herein (the "BSC Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated;

         D. The Boards of Directors of Parent and the Acquiring Subs and the shareholder of the Acquiring Subs have determined that the BAC Merger and the BSC Merger are in the best interests of Parent, the Acquiring Subs, and their respective shareholders, and have approved and adopted this Agreement and consented to the transactions contemplated hereby;

         E. The Managers and Shareholders of BAC have determined that the BAC Merger is in the best interests of BAC and its Shareholders, and have unanimously approved and adopted this Agreement and consented to the transactions contemplated hereby;

         F. The Managers and Shareholders of BSC have determined that the BSC Merger is in the best interests of BSC and its Shareholders and have unanimously approved and adopted this Agreement and consented to the transactions contemplated hereby; and

         G. For Federal income tax purposes, it is intended that the BAC Merger and the BSC Merger (together the "Mergers") will qualify as reorganizations within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").


         NOW, THEREFORE, in reliance on the respective representations and warranties and in consideration of the respective covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

         1.1.     The Mergers.

         Simultaneously with the Closing (defined below), the parties will effect the Mergers by filing with the appropriate authorities the required number of duly executed Certificates of Merger substantially in the form of Exhibits 1.1A and 1.1B, respectively. The Mergers will become effective at the time specified in the respective Certificates of Merger (the "Effective Time").


         1.2.     Surviving Companies.

         At the Effective Time, BAC Acquiring Sub will be merged with and into BAC and BSC Acquiring Sub will be merged with and into BSC, in accordance with the applicable provisions of the Michigan Business Corporation Act and the Michigan Limited Liability Company Act (the "Acts"), whereupon the separate existence of each of the Acquiring Subs will cease and BAC and BSC, respectively, will continue as the surviving entities (the "Surviving Companies"). The identity, existence, rights, privileges, powers, franchises, properties and assets of BAC and BSC, respectively, shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of the respective Acquiring Subs shall be vested in the respective Surviving Companies.


         1.3.     Merger Consideration.

         The consideration payable to the Shareholders shall consist of the following:

                  (a) At the Closing, as defined, Parent shall issue to the Shareholders 272,727 shares of Parent common stock, without par value (the "Initial Consideration"); and

                  (b) At the Closing, Parent shall issue 9,091 shares of Parent common stock to certain Shareholders (the "Special Consideration"), which stock will be placed in escrow pursuant to an escrow agreement to be entered into between Parent, the Shareholders receiving the Special

         Consideration and an escrow agent (the "Special Consideration Escrow Agreement"), substantially in the form attached hereto as Exhibit 1.3(b);

                  (c) On or before May 31, 1999, Parent will issue to the Shareholders that number of shares of Parent common stock equal in value to $500,000 (the "Additional Consideration", and collectively with the Initial Consideration and the Special Consideration, the "Shares") if, but only if, the business of the Surviving Companies has attained (on a cumulative basis from the date of Closing) an annualized Return on Investment, as defined below, of not less than 15.0% (the "Required ROI") for the period ended March 31, 1999, subject to the following adjustments:

                           (i) If the Required ROI under Section 1.3(c) above
                  has not been attained and the Additional Consideration has not been earned during the period ended March 31, 1999, on or before May 31, 2000, Parent will issue to the Shareholders that number of shares of Parent common stock equal in value to the Additional Consideration if, but only if, the business of the Surviving Companies has attained (on a cumulative basis from the date of Closing) the Required ROI as of the end of any quarter annual period ending after March 31, 1999, but not later than March 31, 2000; and

                           (ii) If the Required ROI under Section 1.3(c)(i)
                  above has not been attained and the Additional Consideration has not been earned during the period ended March 31, 2000, but the business of the Surviving Companies has attained (on a cumulative basis from the date of Closing) an annualized Return on Investment of not less than 10.0% (the "Minimum ROI"), on or before May 31, 2000, Parent will issue to the Shareholders that number of shares of Parent common stock equal in value to the prorata portion of the shares of Parent common stock which would have been issued had the Required ROI been achieved. The shares of Parent common stock to be issued will be equal in value to that portion of the Additional Consideration determined by multiplying the Additional Consideration by a fraction in which the numerator is the actual cumulative Return on Investment through March 31, 2000, and the denominator is the Required ROI, each measured on an annualized basis through March 31, 2000.

                  (d) For purposes of this Section 1.3, Return on Investment means the quotient, calculated on an annual basis, of (x) the earnings before taxes (but after deduction of interest) of the Surviving Companies for the applicable period, divided by (y) Parent's investment in the business of the Surviving Companies. Parent's investment in the business of the Surviving Companies shall equal the sum of $3,500,000 plus all capital expenditures in excess of $10,000. The computation of Return on Investment shall be calculated:

                           (i) in accordance with generally accepted accounting
                  principles, applied on a basis consistent with prior periods;

                           (ii) after elimination of the accounting effect of
                  all intercompany transactions between the Surviving Companies; and

                           (iii) after elimination of the accounting effect of
                  FASB 125 and any subsequent amendments to FASB 125, e.g., elimination of the adjustments to the financial statements which set up any servicing rights, servicing liabilities, forecasted securitization profits, interest-only strip receivables, etc. as currently required by FASB 125 and any subsequent amendments.

                  Return on Investment of the Surviving Companies for the period ending March 31, 1999 will be determined on or before May 15, 1999 and for the applicable four fiscal quarters ending on any quarter-annual date thereafter through March 31, 2000, respectively, within forty-five
         (45) days after the end of such period. The Additional Consideration will be issued on or before the end of the month in which the respective determination of Return on Investment is made.

                  (e) In the event that the Required ROI has not been achieved on or before the measurement period ending March 31, 2000, due to the timing of securitizations of loans, which securitizations occur subsequent to that date, the achievement of both the Required ROI and the Minimum ROI will be re-measured as of June 30, 2000 so as to take into account on a prorata basis the income attributable to loans securitized during the additional three month period from April 1, 2000 through June 30, 2000, provided that those loans have either been closed (and warehoused) or were subject to accepted loan commitments in force as of March 31, 2000 (and are closed so as to be included in a completed securitization on or before June 30, 2000). In making that redetermination, expenses incurred that are directly associated with the closing and warehousing of those loans, and/or the related securitization, during that three month period will be taken in account, but not any other expenses.

                  (f) The shares of Parent common stock issued in respect of the Additional Consideration will be valued by taking the average of the mean between the bid and ask closing quotations (or, if available, the closing prices) of such shares on the NASD Over the Counter Bulletin Board (or equivalent trading market on which the shares are then traded) for the last ten (10) trading days prior to the date set for issuance of such shares.

         1.4.     Conversion of Shares.

          At the Effective Time:

                  (a) The equity interest of each Shareholder of BAC and each Shareholder of BSC outstanding immediately prior to the Mergers will, by virtue of the BAC Merger and BSC Merger and without any action on the part of the holder thereof, be converted into (i) the right to receive the shares of Parent common stock issued in respect of the Initial Consideration, as set forth below; (ii) the right to receive the shares of Parent common stock issued in respect of the Special Consideration, as set forth below; and (ii) the right to receive the shares of Parent common stock, adjusted to the nearest whole number, equal to each Shareholder's Distribution Percentage, as set forth below, multiplied by the total number of shares, if any, of Parent common stock issued in respect of the Additional Consideration as determined in Section 1.3(c) and in accordance with Section 1.3(f) above:


                                                                                        Additional
                                                                                        Consideration
                                    Initial                   Special                   Distribution
         Shareholder                Consideration             Consideration             Percentage
         -----------                -------------             -------------             ----------
         Bober                       96,730                       --                       23.400%
         Weber                       96,730                       --                       23.400%
         Drolshagen                  25,695                       --                        8.671%
         Bennett                     17,130                       --                        4.336%
         Jorgensen                    5,136                       --                        0.864%
         Jenkins                     13,689                       --                        3.465%
         Baszczuk                     1,708                       --                        0.864%
         Simpson                      9,545                    5,455                       21.000%
         Zelenock                     4,773                    2,727                       10.500%
         Urban                        1,591                      909                        3.500%
                                   --------                  -------                     ---------
                                    272,727                   9,091                       100.000%


                  (b) The Shareholders will cease to have any rights as Shareholders, members or otherwise of the Companies except such rights, if any, as they may have pursuant to the Acts.

                  (c) Each share of common stock of BAC Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the BAC Merger and without any action on the part of the holder thereof, be converted into a membership interest in BAC.

                  (d) Each share of common stock of BSC Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the BSC Merger and without any action on the part of the holder thereof, be converted into a membership interest in BSC.

                  (e) Any tax obligation or liability incurred by any Shareholder as a result of the receipt of any shares of Parent common stock issued in respect of the Initial Consideration, the Special Consideration and the Additional Consideration is solely the obligation of such Shareholder.

         1.5.     Closing.

         The completion of the transactions contemplated herein and the Mergers (the "Closing") will be effective (for the sake of any Closing prorations and adjustments) as of the close of business on February 28, 1998, and will be consummated on March 4, 1998 or such other date as the parties mutually agree (the "Closing Date"). The Closing will be held at such location as the parties mutually agree.

         1.6      Closing Deliveries.

                  (a) Capitalized terms not defined in this Section are defined elsewhere in this Agreement. At the Closing, the Companies and the Shareholders shall properly execute (as necessary), or cause to be executed, and deliver to Purchaser the following documents:

                           (i) The shareholders agreement between the
                  Shareholders, Parent and Parent's current Board of Directors (the "Shareholders Agreement"), substantially in the form attached hereto as Exhibit 1.6;

                           (ii) Consent to Transfer, substantially in the form
                  attached hereto as Exhibit 1.6(ii), among Parent, BAC, BSC, Simpson Zelenock, P.C., Simpson, Zelenock and Urban, of the Technology Agreement, dated effective January 29, 1998 among Systems/Software Solutions, Inc., a Michigan corporation, BAC, BSC, Simpson Zelenock, P.C., and certain of the Shareholders;

                           (iii)    Employment Agreements for Bober and Weber;

                           (iv)     The Escrow Agreement;

                           (v)      The Special Consideration Escrow Agreement;

                           (vi)     Investor Questionnaires for each
                  Shareholder;

                           (vii) Assignment of Membership Interests in BAC and
                  BSC, substantially in the form attached as Exhibit 1.6(vii);

                           (viii) An opinion of Simpson Zelenock, P.C.,
                  addressed to Parent, substantially in the form attached as
                  Exhibit 5(f);

                           (ix) A copy of each of the Companies' Articles of
                  Organization, certified by the Director of the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services (the "Department"), and a Certificate of Status for each of the Companies issued by the Department.

                           (x) A certificate for each of the Companies, executed
                  by an officer of each Company, to the effect that (i) all of the representations, warranties and covenants made by the Companies in this Agreement are true and correct in accordance with their terms on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) all covenants and agreements undertaken to be performed by the Companies under this Agreement have been taken or performed in all material respects. Attached to such certificate shall be a copy of the Companies' operating agreements and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officers of the Companies executing such certificates shall certify that, as of the

                  Closing Date, such operating agreements and minutes or resolutions are true, complete and correct, have not been altered or repealed and are in full force and effect; and

                           (xi) Such other documents and instruments as are
                  contemplated in this Agreement or as Parent or Parent's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement, including but not limited to certain securities forms to be filed on behalf of the Shareholders.

                  (b) At the Closing, Parent shall properly execute (if necessary) and deliver to the Shareholders:

                           (i) Stock certificates representing the Initial
                  Consideration, which will be placed in escrow pursuant to the Escrow Agreement;

                           (ii) Employment Agreements for Bober and Weber;

                           (iii) The Shareholders Agreement;

                           (iv) The Escrow Agreement;

                           (v) The Special Consideration Escrow Agreement;

                           (vi) An opinion of Jaffe, Raitt, Heuer & Weiss,
                  Professional Corporation counsel to Parent, addressed to the Shareholders, substantially in the form attached as Exhibit 6(d);

                           (vii) A copy of Parent's Restated Articles of
                  Incorporation, certified by the Director of the Department, and a Certificate of Good Standing for Parent issued by the Department;

                           (viii) A certificate, executed by an officer of
                  Parent, to the effect that (i) all of the representations, warranties and covenants made by Parent in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) all covenants and agreements undertaken to be performed by Parent under this Agreement have been taken or performed. Attached to such certificate shall be a copy of Parent's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officer of Parent executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not been altered or repealed and are in full force and effect; and

                           (ix) Such other documents and instruments as are
                  contemplated in this Agreement or as the Shareholders or Shareholder's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

                  (c) Under Section 4.2(b) of this Agreement, the Companies have agreed not to declare or pay, or agree to declare or pay, in any manner whatsoever, any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, securities, options or other interests, except from Excess Cash. Therefore, at Closing, "Excess Cash" shall be determined as that cash which remains after the following adjustments, effective as of the close of business on February 28, 1998:

                           (i) There shall be reserved funds necessary for
                  operation of the Companies' businesses in the ordinary course immediately after Closing (i.e., aggregate current assets of the Companies shall equal or exceed aggregate current liabilities, after eliminating the effect of those transactions identified in Section 1.3(d)(ii) and (iii) of this Agreement, and there shall be on hand at least $25,000 in cash for use by the Companies subsequent to the Effective
                  Time).

                           (ii) The Companies shall reserve and/or pay all funds
                  necessary for payment of closing expenses related to these Transactions that are not in fact paid prior to Closing and that are not such expenses that are incurred by Parent or its Affiliates.

                           (iii) In determining Excess Cash, the Companies shall
                  adjust their income and expense as of the close of business on February 28, 1998. Unless an expense is otherwise specifically identifiable as related to a specific point in or period of time, it will be assumed for Closing proration purposes that expenses which are incurred for services provided or to be provided with respect to periods beginning before March 1, 1998 and concluding after February 28, 1998, have been incurred uniformly on a daily basis during the billing period in which the adjustment and proration occurs.

                           (iv) If within 30 days following Closing, Parent has
                  not given the Shareholders notice of its objection to the foregoing determination of Excess Cash (which notice must contain a statement of the basis of Parent's objection), then the determination of Excess Cash shall be final and binding on all parties. If Parent gives notice of objection, then the issues in dispute will be submitted for resolution by the Parent's certified public accountants (the "Accountants"). In that event: (i) all parties will be afforded an opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; and (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties. The foregoing procedure shall be deemed to be an "Arbitration Proceeding" in accordance with and subject to the provisions of Section 9.12 of this Agreement.

         1.7.     Articles of Organization.

         The Articles of Organization of BAC and BSC, respectively, as in effect immediately prior to the Effective Time will be the Articles of Organization of the respective Surviving Companies until further amended in accordance with applicable law.

         1.8.     Operating Agreements.

         The Operating Agreements of BAC and BSC, respectively, as in effect immediately prior to the Effective Time will be amended and restated in the forms attached as Exhibits 1.8A and 1.8B, respectively, and such amended and restated Operating Agreements will be the Operating Agreements of the respective Surviving Companies until amended or repealed in accordance with the Articles of Organization of the respective Surviving Companies and applicable law.

         1.9.     Managers and Officers.

                  (a) Immediately after the Effective Time of the Mergers, the managers and officers of the respective Surviving Companies will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

                                       BAC


         MANAGERS                                    OFFICERS

   Jeffrey P. Jorissen                      Daniel E. Bober - President
     Gary A. Shiffman              Creighton J. Weber - Executive Vice President
    Milton M. Shiffman                    Deborah Jenkins -Vice President
     Daniel E. Bober                      James Bennett - Vice President
    Creighton J. Weber                  Joseph Drolshagen - Vice President
                                   Patricia Jorgensen - Secretary and Treasurer

                                       BSC

        MANAGERS                                     OFFICERS

   Jeffrey P. Jorissen                     Daniel E. Bober - President
    Gary A. Shiffman               Creighton J. Weber - Executive Vice President
    Milton S. Shiffman                   Deborah Jenkins -Vice President
     Daniel E. Bober               Patricia Jorgensen - Secretary and Treasurer
   Creighton J. Weber                    Carol Glowacki - Vice President


                  (b) It is contemplated that the boards of managers of each Surviving Company will meet quarterly and that interim operating decisions will be made by the officers of each Surviving Company, respectively, and where necessary, by executive committees to be populated by mostly officers of the respective Surviving Companies.

         1.10 No Fractional Shares. Anything in this Agreement to the contrary notwithstanding, any fractional shares of Parent common stock otherwise issuable in the Merger shall be rounded upward or downward to the nearest whole number of shares of Parent common stock. Fractional interests of .500 and greater shall be rounded upward.

         1.11 Issuance of Stock Options. In connection with the transactions contemplated herein and to promote the success of the Surviving Companies, including the attraction and retention of key employees, and to specifically link their long term financial success to the success of Parent and the growth of its shareholder value, at the Closing Parent will award non-qualified options to purchase up to 30,000 shares of Parent common stock pursuant to Parent's Stock Option Plan (collectively, the "Stock Options"), in the amounts and to those employees Bober recommends to Parent's Compensation Committee, upon the terms and conditions contained in the form of non-qualified stock option agreement (the "Option Agreement"), attached hereto as Exhibit 1.11.



                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES
                        OF BAC, BSC AND THE SHAREHOLDERS

         Except as expressly set forth herein or in the disclosure letter delivered to Parent by BAC, BSC and the Shareholders upon the execution and delivery of this Agreement (the "Disclosure Letter"), BAC, BSC and each of the Shareholders, jointly and severally, represent and warrant to Parent and to Acquiring Subs that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date; provided, however, that the representations and warranties of L.B. shall be limited to those matters concerning BAC only, and provided further that the representations and warranties of L.B. are limited to Section 2.20 only, to reflect the scope of her limited involvement with the Companies:

         2.1.     Organization and Qualification.

         Each of the Companies is a limited liability company duly organized and validly existing under the laws of the State of Michigan, has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Companies has heretofore delivered to Parent complete and correct copies of its articles of organization and operating agreement, as presently in effect. Each of the Companies has delivered to Parent the appropriate documentation to show that the Companies will be taxable as corporations for federal income tax purposes, effective as of January 1, 1998. In addition, each of the Companies has delivered to Parent a certificate of status, showing its existence and qualification, from the State of Michigan bearing a date within thirty (30) days of the date of this Agreement. Each of the Companies is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a material adverse effect on the business of each of the Companies taken as a whole. Neither of the Companies owns or controls any interest in any corporation, partnership, joint venture or other business association or entity.

         2.2.     Capitalization.

         BAC and BSC currently have the following members (which are referred to in this Agreement as Shareholders) and member interests, which constitute all of the outstanding ownership interests in the Companies:


MEMBERS                       BAC                      BSC
-------                       ---                      ---
Bober                        32.81%                   35.84%
Weber                        32.81%                   35.84%
Drolshagen                   12.16%                    6.08%
Bennett                       6.08%                    6.08%
Jorgensen                     1.21%                    2.43%
Jenkins                       4.86%                    4.86%
Baszczuk                      1.21%                     --
Simpson                       5.32%                    5.32%
Zelenock                      2.66%                    2.66%
Urban                         0.89%                    0.89%
------------------------------------------------------------
                            100.00%                  100.00%
============================================================


         All issued and outstanding shares of capital stock or other ownership interests of each of the Companies are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of either of the Companies or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. There are no contracts, commitments, understandings, arrangements or restrictions by which either of the Companies or any of the Shareholders are bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of either of the Companies or any securities convertible into or exchangeable for such shares, securities or rights.

         2.3.     Authorization.

         The Shareholders of each of the Companies have taken all action required by law or the articles of organization of each of the Companies and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions described herein (the "Transactions"). No other consent or approval from any party is necessary to validly complete the Transactions, other than as may be required under the Acts to effectuate the Mergers. This Agreement has been duly and validly executed and delivered by the Shareholders, BAC and BSC, and is the valid and binding legal obligation of each of the Shareholders, BAC and BSC, enforceable against each of them in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the "Enforceability Exceptions"), or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

         2.4.     Non-Contravention.

         Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions will: (i) violate or be in conflict with any provision of the articles of organization or operating agreement of either of the Companies; (ii) require that written consent first be obtained from any third party (other than as required by the Act, specific to the Mergers only); or (iii) constitute a default under, any instrument, agreement or obligation to which either of the Companies is a party.

         2.5.     Financial Statements.

         BAC has delivered to Parent the audited financial statements, including balance sheet, statement of earnings and statement of cash flows, and notes thereto, for BAC as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (collectively, the "BAC Financial Statements"). The BAC Financial Statements shall include the unqualified opinion of BAC's independent certified accountants. BSC has delivered to Parent the audited financial statements, including balance sheet, statement of earnings and statement of cash flows, and notes thereto, for BSC as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (collectively, the "BSC Financial Statements"). The BSC Financial Statements shall include the unqualified opinion of BSC's independent certified accountants. The BAC Financial Statements and the BSC Financial Statements each:
(i) were prepared in accordance with generally accepted accounting principles; and (ii) fairly present the financial position and the results of operations of BAC and BSC, respectively.

         2.6.     Accounts Receivable.

                  (i) The accounts receivable which are reflected in the BAC and BSC Financial Statements or which arose subsequent thereto were validly obtained in the ordinary course of business of BAC and BSC, respectively; and (ii) except to the extent of applicable reserves shown in the balance sheets, all of the receivables owing to each of the Companies constitute valid and enforceable claims arising from bona fide arms-length transactions, and neither of the Companies has received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

         2.7.     Liabilities.

         To their knowledge, neither of the Companies has any liability or obligation of any nature, whether asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is not reflected or reserved against on either the BAC Financial Statements, or the BSC Financial Statements, except those that may have been incurred after December 31, 1997 in the ordinary course of business and consistent with past practices.

         2.8      Brokerage and Loan Sale Activities.

         The business of the Companies includes originating and acting as lender, correspondent, broker and servicing agent for commercial real estate mortgages (with respect to directly originated whole loans) which are thereafter sold, individually or on a pooled basis, to institutional purchasers or in securitization transactions (collectively, the "Activities"). Neither of the Companies has any liability or obligation of any nature, whether asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, in connection with or arising from the Activities that is not reflected or reserved against on either the BAC Financial Statements, or the BSC Financial Statements, except those that may have been incurred after December 31, 1997 in the ordinary course of business and consistent with past practices. In connection with the Activities, the Companies have entered into various servicing agreements, correspondent agreements and purchase and sale agreements, a complete list of which is attached to the Disclosure Letter. The Companies represent and warrant that they are in material compliance with all of the representations and warranties made in all of the servicing agreements, correspondent agreements and purchase and sale agreements attached to the Disclosure Letter.

         2.9.     Investigations; Litigation.

         There are no claims or actions by anyone against or affecting the Companies that are pending or, to the knowledge of the Companies or any of the Shareholders, that have been threatened. To the knowledge of the Companies or any of the Shareholders, there is no basis for any such claim or action.

         2.10.    Absence of Certain Changes.

         Since December 31, 1997, neither of the Companies has suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of such company.

         2.11.    Title to Property; Condition.

                  (a) BAC has good and marketable title in and to all of the assets reflected in the BAC Financial Statements and all assets purchased or otherwise acquired since December 31, 1997 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

                  (b) BSC has good and marketable title in and to all of the assets reflected in the BSC Financial Statements and all assets purchased or otherwise acquired since December 31, 1997 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

                  (c) The Companies own no, and at no prior time have owned any, real property;

                  (d) The Companies do not sell from inventory; and

                  (e) To their knowledge, all facilities used by the Companies in connection with their respective businesses are in good condition, needing no major repairs and all operating equipment used by the Companies is in good condition and operable for its intended purposes.

         2.12.    Tax Returns.

         The Companies have delivered to Parent copies of all tax returns filed on behalf of the Companies for 1995 and 1996 and will timely file with appropriate taxing authorities and will provide Parent with copies of all tax returns for the year 1997 as soon as such tax returns are available. Proper and accurate amounts have been and will be withheld by the Companies from their respective employees and properly deposited in appropriate accounts, for all periods up to and through the Closing Date in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. Each of the Companies has filed the appropriate documentation to elect to be taxable as corporations for federal income tax purposes as of January 1, 1998 (the "Election"). Each of the Companies has filed all federal, state and local, as well as other returns and reports that were required to be filed for all periods for which returns were due up to and through the Closing Date, and each of the Companies has made payments of all governmental taxes, levies, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") shown to be due and payable in respect of such returns, reports and Election. All such returns are true, correct and complete in all material respects so that no claims for additional taxes, penalties or interest will be asserted by any taxing authority including those arising out of a late payment of Taxes. Neither of the Companies owes any deficiency for any Taxes, and no tax returns are presently under audit or examination by any federal, state or local tax authority, and neither the Companies nor the Shareholders have received notice of any adjustments proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to the returns or the Election. Any and all Taxes relating to the Companies or their operation in respect of periods prior to March 1, 1998 are the sole and exclusive obligation of the Shareholders and will be duly paid and discharged as and when they become due and payable. To the extent any such taxes are levied against the Companies after February 28, 1998 but in respect of activities or items prior to March 1, 1998, if the Shareholders fail to timely pay or otherwise provide to the satisfaction of Parent for such taxes, the Companies may pay and discharge such Taxes and thereafter be reimbursed therefor by the Shareholders without regard to the limitations or restrictions, if any, contained in Section 8.6 of this Agreement.

         2.13.    Insurance.

         The Disclosure Letter contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by the Companies, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid (or will be paid in the ordinary course within policy requirements) and no notice has been received by either the Companies or the Shareholders that the present policies are not in full force and effect. Neither of the Companies has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described in the Disclosure Letter.

         2.14.    Benefit Plans.

         Neither of the Companies maintains, nor is party to, bound by or a contributor to, or required to contribute to, (a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "Employee Plans"). As used in this Section, the terms "employee pension benefit plan" and "employee welfare benefit plan" will have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Employee Plan meets all applicable requirements of ERISA, and has been operated and administered in accordance with the Code, ERISA and the plan document. All required government filings and disclosures have been timely and fully made, are true, correct and complete in all material respects, and no prohibited transaction or other act or omission which could result in the imposition of an excise tax has occurred.

         2.15.    Contracts and Commitments; No Default.

         The Disclosure Letter sets forth a complete and accurate list of all written agreements or other binding commitments or proposals involving the provision of goods or services to or by BAC or BSC involving an aggregate sale price or consideration of more than $5,000, or which are not terminable without penalty at the option of BAC or BSC upon no more than thirty (30) days' notice (the "Contracts"). The aggregate amount of the liabilities or obligations for the provision or purchase of goods or services by BAC and BSC under written agreements or other binding commitments or proposals not listed in the Disclosure Letter does not exceed $50,000. The Companies have made available to Parent true and accurate copies of the Contracts. The Contracts are valid, binding and in full force and effect, and are enforceable in accordance with their respective material terms (subject to the Enforceability Exceptions). Neither of the Companies is in default under any of the Contracts, nor has any notice of default been received by either of the Companies. To their knowledge, all other parties to the Contracts have performed or are performing all material obligations required to be performed by them and are not in default thereunder.

         2.16.    Labor Matters.

         The Disclosure Letter sets forth a list of all employees of the Companies and includes their position, current salary and 1997 wage information for each person. Except as set forth in the Disclosure Letter and except as are not material to the business of either of the Companies: (i) each of the Companies is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against either of the Companies or any of the Shareholders pending or, to the knowledge of each of the Companies and the Shareholders, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of each of the Companies and the Shareholders, threatened against or directly affecting either of the Companies; (iv) no collective bargaining agreement is binding and in force against either of the Companies or is currently being negotiated by either of the Companies or the Shareholders; (v) neither of the Companies is delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and (vi) there has not been, within one year of the date hereof, any written or verbal communication to Bober or Weber, by any current officer or key employee of either of the Companies, expressing a desire to terminate such person's employment.

         2.17.    Intellectual Property Rights.

         Neither of the Companies owns or uses any patents, trade names, service names, trademarks, service marks or copyrights, or applications therefor, nor has it conducted business under any corporate, trade or fictitious name other than its current corporate name. There are no pending or, to the knowledge of the Companies and the Shareholders, threatened claims of infringement upon the rights to any intellectual or intangible property of others or, except as set forth in the Disclosure Letter, any agreements or undertakings with respect to any such rights.

         2.18.    Hazardous Substances and Hazardous Wastes.

         To the knowledge of the Companies, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties leased by or to either of the Companies or subject to pending or completed foreclosure procedures by BAC (the "Properties"). There has not been generated by or on behalf of either of the Companies any Hazardous Material, other than in compliance with applicable law. No Hazardous Material has been disposed of or allowed to be disposed of by or on behalf of either of the Companies on or off any of the Properties during the period that either of the Companies leased the property which may, to the knowledge of the Companies and the Shareholders, give rise to a clean-up responsibility, personal injury liability or property damage claim against either of the Companies or either being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against either of the Companies. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         2.19.    Brokers.

         Neither the Shareholders nor either of the Companies or any of their respective directors, officers or employees has employed any other broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either of the Companies or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

         2.20.    Shareholders' Representations.

         In addition to the foregoing representations of each of the Shareholders, each of the Shareholders individually represents and warrants to Parent as follows:

                  (a) The Shareholder is acquiring the Shares pursuant to the Mergers for such Shareholder's sole account (and such Shareholder and/or such Shareholder's immediate family members and/or trusts for their benefit will be the sole beneficial owner or owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), nor with any present intention of distribution or selling such Shares in connection with any such distribution, and such Shareholder understands that such shares have not been registered under the Securities Act or any applicable state securities law and therefore cannot be resold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available. The Shareholder acknowledges that the Shares will be subject to the restrictions of Rule 144 of the Securities Act, which governs the public sale in ordinary trading transactions of "restricted securities" and of securities owned by affiliates. Restricted securities are securities acquired directly or indirectly from an issuer or an affiliate in a transaction not involving any public offering. In addition, the Shareholder acknowledges that the Shares may also be subject to the restrictions of Rule 145 of the Securities Act, which restricts the resale of securities issued in connection with a reclassification, merger or consolidation, or transfer of assets.

                  (b) The Shareholder has been provided with a copy of Parent's prospectus dated November 13, 1997 (the "Prospectus") and has had sufficient time to review and consider the Prospectus. The Shareholder has been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the Prospectus and to obtain any additional information by written request to verify the accuracy of the Prospectus and to obtain copies of any documents identified in the Prospectus. In addition to the Prospectus, there are available over the Internet various public filings made by the Parent with the Securities and Exchange Commission pursuant to its EDGAR filing requirements (the "Parent Reports"). The Shareholder has had access to, and has had sufficient time to review and consider, such Parent Reports. The Shareholder has been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the Transactions and to obtain any additional information as such Shareholder has requested in writing to verify the accuracy of the Parent Reports and copies of any exhibits identified in such documents that such Shareholder has requested.

                  (c) The Shareholder has accurately and truthfully completed and executed the Investor Questionnaire, in the form of Exhibit 2.20.

                  (d) The Shareholder has consented to the following legend on the certificate or certificates for the Shares to be issued to each such Shareholder in connection with the Mergers:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

         2.21.    Accuracy of Information.

         No representation or warranty in this Agreement by the Companies or the Shareholders, nor any statement in their Disclosure Letter, to the knowledge of the Companies or the Shareholders contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.


                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT


         Parent represents and warrants to the Shareholders that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date, with respect to Parent and the Acquiring Subs, and their respective businesses:

         3.1.     Organization.

         Each of Parent and the Acquiring Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Acquiring Subs are recently-formed Michigan corporations that have not conducted, and will not conduct prior to the Closing, any activities other than those incident to their formation and in connection with the consummation of the Mergers. Each of Parent and Acquiring Subs is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole.

         3.2.     Authority and Validity of Agreement.

         The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Boards of Directors of Parent and Acquiring Subs and the shareholder of the Acquiring Subs, and no other corporate proceedings on the part of Parent or either of the Acquiring Subs are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and the Acquiring Subs and constitutes valid and binding obligations of Parent and each of the Acquiring Subs, enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

         3.3.     Consents and Approvals.

         The execution and delivery of this Agreement and the consummation of the Transactions will not, except for any applicable requirements of the Securities Act and state securities laws, and the filing and recordation of appropriate merger documents as required by the Acts, require any filing with or permit, consent or approval of any authority.

         3.4.     Capitalization.

         The authorized capital stock of the Parent consists of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which there were 1,295,000 shares of Parent common stock issued and outstanding as of January 31, 1998. The Shares to be issued and delivered in the Mergers will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights.

         3.5      Deliveries

         Parent has delivered to the Companies and the Shareholders the Prospectus, copies of all filings with the Securities and Exchange Commission since the date of the Prospectus and a disclosure letter ("Parent's Disclosure Letter") provided by Parent to the Companies and the Shareholders prior to the execution of this Agreement. Parent has delivered to the Companies and the Shareholders, as part of its filings with the Securities and Exchange Commission, a copy of Parent's special financial report on Form 10-K, including audited financial statements for the period June 30, 1997 to September 30, 1997 and a copy of Parent's quarterly report on Form 10-Q, for the quarterly period ended December 31, 1997. Except as set forth in Parent's Disclosure Letter, Parent's 1997 audited financial statements and the financial statements contained in Parent's quarterly report for the period ended December 31, 1997;
(i) were prepared in accordance with generally accepted accounting principles; and (ii) fairly present the financial position and the results of operations of Parent for the period therein reflected, subject in the case of the quarterly statements to audit and customary year-end adjustments.

         3.6      Liabilities

         Except as described in Parent's Disclosure Letter, Parent does not have any liability or obligation of any nature, whether asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is not reflected or reserved against on Parent's Financial Statements, except those that may have been incurred after December 31, 1997 in the ordinary course of business and consistent with past practices.

         3.7.     Non-Contravention.

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Parent or either of the Acquiring Subs; or (ii) to the knowledge of Parent constitute a default under, any instrument or other agreement or obligation to which the Parent or either of the Acquiring Subs is a party.

         3.8.     Brokers

         Parent has employed no broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the Transactions, nor is there any basis known to Parent for any such fee or commission to be claimed by any person or entity.

         3.9.     Accuracy of Information.

         No representation or warranty in this Agreement by Parent, or any statement in Parent's Disclosure Letter, to the knowledge of Parent, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. Except as disclosed in Parent's Disclosure Letter, Parent has no knowledge of any information which if made public, would materially impact the trading price of Parent's common stock.


                                   ARTICLE 4.
                                    COVENANTS

         4.1 Affirmative Covenants of the Companies and the Shareholders. The Companies and the Shareholders hereby covenant and agree with Parent and the Acquiring Subs that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to, in writing, by Parent, the Companies each shall:

                  (a) Operate its business in the usual and ordinary course, consistent with reasonable past practices;

                  (b) Use reasonable efforts to preserve intact its business organization and assets, maintain its material rights and franchises, retain the services of its officers, key employees and managers, and maintain existing good relationships with its material customers, clients, vendors and suppliers;

                  (c) Use reasonable efforts to keep in full force and effect all liability insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                  (d) Confer with Parent from time-to-time at Parent's reasonable request to report on all operational matters of a material nature, and to report periodically, as Parent shall reasonably request, on the general status of the ongoing operations of the business of the Companies;

                  (e) Provide Parent with monthly financial statements fifteen
         (15) days after the end of each month; and

                  (f) File their federal and state income tax returns, and all required state and local income and franchise tax returns for the fiscal tax year coinciding with or ending in 1997 (if applicable), on or before the due date for filing such returns (including extensions).

         4.2      Negative Covenants of the Companies.

         Except as expressly contemplated by this Agreement, including the completion of the contribution of $300,000 in Systems/Software Solutions, Inc. pursuant to the Technology Agreement, or those actions otherwise consented to in writing by Parent, which consent shall not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Companies each shall not do any of the following:

                  (a) (i) Increase the compensation payable or to become payable to any director, officer, manager or employee, except for increases in salary, bonuses or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees who are not directors, officers or managers or as set forth on Schedule 4.2, (ii) grant any severance or termination pay (other than pursuant to normal severance policy) to, or enter into any severance agreement with, any director, officer, manager or employee providing for payment in excess of $5,000, (iii) enter into any employment agreement of any nature whatsoever with any director, officer, manager or employee that would extend beyond the Effective Time, except on an at-will basis, or
         (iv) establish, adopt, enter into or amend any employee benefit plan or arrangement, except as may be required to comply with applicable law;

                  (b) Declare or pay, or agree to declare or pay, in any manner whatsoever, any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, securities, options or other interests, except from Excess Cash, determined as provided in Section 1.6(c) of this Agreement;

                  (c) Issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale of (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances), any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be to make such terms more favorable to the holders thereof;

                  (d) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

                  (e) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any amount of any of its operating assets, except for actions taken in the ordinary course of business and consistent with reasonable past practices;

                  (f) Except as set forth in the Disclosure Letter, the Shareholders agree not to sell or transfer their shares or other ownership interests in the Companies;

                  (g) Adopt any amendments to the articles of organization or operating agreements of the Companies;

                  (h) Change any methods of accounting in effect at December 31, 1997, or make (including an election to file a Subchapter S Return) or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any method of reporting income, gain, expense, loss or deduction for foreign, federal, state, provincial or local income tax purposes from those employed in the preparation of income tax returns for taxable years ending on or prior December 31, 1997, except as may be required by law or for the purpose of implementing the Companies' earlier election to be taxed as a corporation under the Code;

                  (i) Incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for those borrowings made with the prior written consent of Parent, or in the ordinary course of the Companies' business;

                  (j) Agree in writing or otherwise to do any of the foregoing unless the terms of such agreement are terminable upon the Effective Time of the Merger contemplated in this Agreement;

                  (k) (i) perform any act which, if performed, would prevent or excuse the performance of this Agreement by the Companies or which would result in any representation or warranty herein contained of the Companies to be untrue in any material respect and result in a material adverse effect, if originally made on and as of the Effective Time, or
         (ii) fail to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by the Companies or which would result in any representation or warranty herein contained of the Companies to be untrue in any material respect and result in a material adverse effect, if originally made on and as of the Effective Time; or

                  (l) Initiate, solicit or encourage (including by way of furnishing any information or assistance in connection with) any inquiries or the making of any offer that constitutes, or may reasonably be expected to lead to, any "Competing Transaction" (as such term is defined below), enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction. The Companies shall promptly notify Parent if any such inquiries or proposals are received by the Companies or by any of their respective officers, directors, financial advisors, attorneys, accountants or other representatives. For purposes of this Agreement, the term "Competing Transaction" shall mean any of the following involving the Companies (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Companies or a subsidiary thereof, in a single transaction except as permitted in Section 4.2 (e); (iii) any sale or exchange for any outstanding shares of capital stock of the Companies or any subsidiary thereof; or (iv) any agreement to, or announcement by the Companies of a proposal, plan or intention, to do any of the foregoing.

         4.3.     Confidentiality.

         The parties hereto reconfirm that Confidentiality Agreement executed on December 1, 1997, and in connection therewith, will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the Transactions ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the Transactions, and they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process. Except as may be required of

Parent, in the sole opinion of Parent's counsel, to comply with applicable securities law, each of the parties agrees to keep in confidence the fact of and content of the negotiations and the agreements concerning the Transactions and the Mergers until such time as a joint public announcement is issued. In the event Parent seeks to issue a public announcement, a copy of the proposed announcement will be provided to Bober not less than twenty four (24) hours before the proposed issue time. If Parent and Bober cannot agree to the language of the announcement prior to the proposed issue time, Parent may nevertheless issue the announcement if, in the sole opinion of Parent's counsel, the announcement is required to comply with applicable securities laws. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the Transactions not occur. Notwithstanding anything to the contrary, this Section shall supersede and take precedence over paragraph 12 of that letter of intent entered into between Parent, the Companies and the Shareholders, dated January 7, 1998 (but not the Confidentiality Agreement referred to therein). This Section 4.3 survives Closing and any termination of this Agreement.

         4.4.     Further Assurances; Cooperation; Notification.

                  (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any securities filings.

                  (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and
         Article 6 hereof.

         4.5.     Access.

                  (a) Between the date of this Agreement and the Closing and at all times subject to the Confidentiality Agreement, BAC and BSC will
         (a) afford Parent and its Representatives ("Parent's Advisors") reasonable access to BAC's and BSC's officers, offices, contracts, books and records, and other documents and data; (b) furnish Parent and Parent's Advisors with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request; and (c) furnish Parent and Parent's Advisors with such additional financial, operating, and other data and information as Parent may reasonably request.

                  (b) Between the date of this Agreement and the Closing and at all times subject to the Confidentiality Agreement, Parent will (a) afford the Companies and their Representatives (the "Companies' Advisors") reasonable access to Parent's officers, offices, contracts, books and records, and other documents and data; (b) furnish the Companies and the Companies' Advisors with copies of all such contracts, books and records, and other existing documents and data as the Companies may reasonably request; and (c) furnish the Companies and the Companies' Advisors with such additional financial, operating, and other data and information as the Companies may reasonably request. For purposes of this Section, the "Advisor" of a party is defined as any director, officer, agent, consultant, advisor or other professional representative of that party, including legal counsel, accountants and financial advisors.

                                   ARTICLE 5.
              CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUBS

         The following are conditions to the obligations of the Parent and Acquiring Subs to close the Transactions:

                  (a) No material adverse changes, which shall be defined as the Companies' inability to perform their businesses substantially in the manner and substantially to the extent previously performed, shall have occurred with respect to the Companies, their businesses and the markets for their products and services between December 31, 1997 and the Closing;

                  (b) Each of the representations and warranties of the Companies and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, and Parent shall have received an officer's certificate from each of the Companies to that effect;

                  (c) The full performance in all material respects of all obligations of each of the Companies and the Shareholders contained in this Agreement;

                  (d) Both the BAC and BSC Financial Statements shall fully comply with Regulation S-X of the Rules and Regulations so as to allow Parent to satisfy its SEC filing and reporting obligations in respect of the Transactions;

                  (e) The execution and delivery of the Shareholders Agreement to Parent;

                  (f) The execution and delivery of the Technology Agreement;

                  (g) Parent's receipt of the opinion of Simpson Zelenock, P.C., counsel for the Companies, dated on the Closing Date, substantially in the form attached as Exhibit 5(g);

                  (h) The execution and delivery of employment agreements by and between the respective Surviving Companies and Bober and Weber, in the form reasonably agreed to by and between Parent, Bober and Weber respectively, and attached hereto as Exhibit 5(h) (the "Employment Agreements");

                  (i) Consents from all other third parties whose consent is necessary to the Transactions under this Agreement shall have in fact been obtained or waived;

                  (j) The absence of indication that the following businesses will cease to do business with the Companies after notice of the proposed Transactions: Nomura Asset Capital Corporation, Lincoln National Life Insurance Company (or its affiliates), Sun-America Life Insurance Company (or its affiliates), Metropolitan Realty Corporation and Allstate Life Insurance Company; and

                  (k) The absence of any injunction, court decree or similar ruling which prohibits the consummation of the Transactions.

                                   ARTICLE 6.
          CONDITIONS TO THE OBLIGATION OF BAC, BSC AND THE SHAREHOLDERS

         The following are conditions to the obligations of the Companies and the Shareholders to close the Transactions:

                  (a) No material adverse changes, which does not include a decline in the market value of Parent common stock, but is defined as Parent's inability to perform its business substantially in the manner and substantially to the extent previously performed, shall have occurred with respect to Parent, its business and the market for its products and services between December 31, 1997 and the Closing;

                  (b) Each of the representations and warranties of Parent and the Acquiring Subs contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, and the Companies shall have received an officer's certificate from the Parent and the Acquiring Subs to that effect;

                  (c) The full performance in all material respects of all obligations of the Parent contained in this Agreement;

                  (d) The Companies' receipt of the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel for Parent, dated on the Closing Date, substantially in the form attached as Exhibit 6(d);

                  (e) The execution and delivery of the Technology Agreement;

                  (f) The arrangement of a warehousing line of credit or other credit or securitization facility, as deemed necessary by BAC and Parent;

                  (g) The receipt by Bober and Weber of the Employment Agreements; and

                  (h) The absence of any injunction, court decree or similar ruling which prohibits the consummation of the Transactions.



                                   ARTICLE 7.
                           TERMINATION AND ABANDONMENT

         7.1.     Methods of Termination.

         This Agreement may be terminated and the transactions contemplated herein may be abandoned in accordance with the following:

                  (a) By mutual written consent of Parent, each of the Acquiring Subs, each of the Companies and Shareholders holding a majority in interest in BAC and BSC;

                  (b) By Parent and the Acquiring Subs, if a material breach of a representation or warranty of Article 2 is discovered prior to Closing and cannot be resolved pursuant to Section 8.5;

                  (c) By Parent and the Acquiring Subs, if any of the conditions provided for in Article 5 have not been satisfied in all material respects or waived in writing by Parent prior to Closing; or

                  (d) By the Companies and the Shareholders, if a material breach of a representation or warranty of Article 3 is discovered prior to Closing and cannot be resolved pursuant to Section 8.5;

                  (e) By the Companies and the Shareholders, if any of the conditions provided for in Article 6 have not been satisfied in all material respects or waived in writing by the Companies and Shareholders prior to Closing; and

                  (f) By any party, if on March 10, 1998, the Transactions have not closed.

         7.2.     Procedure Upon Termination.

                  In the event of termination and abandonment pursuant to
Section 7.1, written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in Section 9.1) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.3 will continue to be applicable; and
(iii) except as provided in this Section, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                   ARTICLE 8.
                          SURVIVAL AND INDEMNIFICATION

         8.1.     Survival.

         The representations, warranties and covenants of each of the parties hereto will survive the Closing until two (2) years after the Closing Date, except for the representations and warranties in Section 2.12, which shall survive the Closing for the applicable statute of limitations under which claims may be asserted.

         8.2.     Indemnification by Parent.

         Except as provided in Section 8.5, and subject to the limitation on recourse set forth in Section 8.6, from and after the Effective Time Parent agrees to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by them (including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section 8.2) by reason of: (i) any untrue representation of or breach of warranty set forth in Article 3; and (ii) any loss, liability or damage suffered or incurred by the Shareholders by reason of any nonfulfillment of any covenant, agreement or undertaking of Parent in this Agreement.

         8.3.     Indemnification by Shareholders.

         Except as provided in Section 8.5 and subject to the limitation on recourse set forth in Section 8.6, from and after the Effective Time the Shareholders jointly and severally agree to indemnify Parent, each of the Acquiring Subs, the Surviving Companies and their respective directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it (including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Parent or either of the Acquiring Subs or the Surviving Companies pursuant to this Section 8.3) by reason of: (i) any untrue representation of or breach of warranty set forth in
Article 2; and (ii) any and all loss, liability or damage suffered or incurred by Parent or either of the Acquiring Subs or the Surviving Companies by reason of any nonfulfillment of any covenant, agreement or undertaking of either of the Companies or any Shareholder in this Agreement.

         8.4.     Escrow of Parent Common Stock.

         At Closing, certificates representing 272,727 shares of Parent common stock (the "Escrow Shares") shall be delivered by the Shareholders to NBD Bank, as escrow agent (the "Escrow Agent") under an Escrow Agreement substantially in the form attached hereto as Exhibit 8.4. The Escrow Shares shall be held in escrow as security for any claims Parent may have pursuant to Section 8.3 for a period of two (2) years after the Closing (the "Escrow Termination Date"), under the terms of the Escrow Agreement. In the event that shares of Parent common stock are issued in respect of the Additional Consideration at a time when the Escrow Shares are still subject to the Escrow Agreement, such shares will also be placed in escrow and will be subject to the terms of the Escrow Agreement as part of the Escrow Shares, as if such shares had been placed in escrow at the Closing. If at the Escrow Termination Date, no unresolved claims filed by Parent remain outstanding, the Escrow Shares shall be released to the Shareholders. If at the Escrow Termination Date, indemnification claims are outstanding which equal or exceed the fair market value of the Escrow Shares, the Escrow Shares shall remain in escrow until the resolution of the claim or claims. If at the Escrow Termination Date, indemnification claims are outstanding and the value of the Escrow Shares exceeds such indemnification claims, upon request by the Shareholders, Escrow Agent may release an amount of Escrow Shares (the "Release Shares"), provided that the Escrow Agent shall retain in escrow sufficient shares of Parent common stock the fair market value of which is at least two (2) times the amount of the indemnification claim or claims outstanding (the "Reserve Shares") and provided however, that notwithstanding Section 8.6(b), if the Reserve Shares are insufficient to cover the indemnification claims as finally determined, the Shareholders will be jointly and severally liable for any such deficiency up to an amount equal to what the fair market value of the Release Shares was on the Escrow Termination Date.

Notwithstanding any other provision of this Agreement, Parent may enforce this liability or obligation by any action or proceeding seeking a money judgment against any one or more of the Shareholders.

         8.5      Disclosure of Known Breaches

                  (a) If prior to Closing, Parent has actual knowledge of any material (either individually or cumulatively) breach of the representations or warranties contained in Article 2 by the Companies or the Shareholders, and fails to disclose such breach, Parent may not proceed to Closing and claim indemnification from the Shareholders pursuant to Section 8.3.

                  (b) If prior to Closing, the Shareholders have knowledge of any material (either individually or cumulatively) breach of the representations or warranties contained in Article 3 by Parent, and fail to disclose such breach, the Shareholders may not proceed to Closing and claim indemnification from Parent pursuant to Section 8.4.

                  (c) If a breach of the representations or warranties contained in Article 2 or 3 is discovered by any party prior to closing (the "Discovering Party"), the Discovering Party shall provide the breaching party with notice of the breach and a fifteen (15) day period to cure or resolve the breach in good faith. If the breaching party is unable to cure or resolve the breach, the Discovering Party must either waive the breach or terminate the Agreement pursuant to Section 7.1(b) or
         (d).

         8.6.     Limitation on Indemnification.

         The following provisions shall control all indemnity obligations and rights under this Agreement, notwithstanding any other provision of this Agreement to the contrary.

                  (a) Except as provided in Section 8.7(b), and except with respect to indemnification obligations arising by reason of a breach of a representation or warranty under Section 2.12 of this Agreement, the Shareholders' aggregate indemnification obligations under this Article 8 will be limited to the shares of Parent common stock issued in respect of the Initial Consideration and the Additional Consideration. Except as provided in Section 8.7(b), Parent's aggregate indemnification obligations under this Article 8 will be limited to $3,500,000.

                  (b) Except with respect to indemnification obligations arising by reason of a breach of a representation or warranty under Section
         2.12 of this Agreement, and the application of the provisions of
         Section 8.4 and 8.7(b), no party or person who may at any time seek indemnification from any Shareholder under or pursuant to Section 8.3 of this Agreement (each an Indemnified Party, as defined) shall enforce that liability or obligation by any action or proceeding wherein a money judgment is sought against any one or more of the Shareholders, except that an Indemnified Party may bring an appropriate action or proceeding to enable that Indemnified Party to enforce and realize upon its interest under the Escrow Agreement with respect to the Escrow Shares. However, and subject to the two foregoing exceptions: (i) any judgment in any such action or proceeding shall be enforceable against any Shareholder only to the extent of each Shareholder's interest in the Escrow Shares (and shall be enforced ratably against the interest of all such Shareholders in accordance with their respective interests); and (ii) no Indemnified Party shall sue for, seek or demand any deficiency judgment against any Shareholder in any such action or proceeding, under or by reason of or under or in connection with this Agreement or the Escrow Agreement. The provisions of this
         Section 8.6 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced by this Article 8 or the Escrow Agreement; (ii) impair the right of an Indemnified Party to name any Shareholder as a party defendant in any arbitration, action or suit seeking to enforce the Escrow Agreement; or (iii) affect the validity or enforceability of the indemnification obligations under this Article 8.

                  (c) Notwithstanding the qualification of "knowledge" of those representations and warranties under Section 2.7, but subject to all other express limitations imposed under the provisions of this Article 8, a breach of Section 2.7 or an inaccuracy in those representations and warranties will entitle Parent to full indemnification and will not in any way limit the indemnification obligations of the Shareholders under this Article 8, even if the Shareholders did not have knowledge of the liability or obligation.

                  (d) Notwithstanding the disclosure of potential liabilities in the Disclosure Letter with respect to those representations and warranties under Section 2.7 and 2.8 of this Agreement, if any such potential liabilities accrue, Parent is entitled to full indemnification by the Shareholders, subject only to the express limitations imposed under the provisions of this Article 8.

         8.7.     Indemnification De Minimis Threshold.

                  (a) Except with respect to indemnification obligations arising by reason of a breach of a representation or warranty under Section
         2.12 of this Agreement and except as expressly provided otherwise herein, and subject to the provisions of Section 8.7(b), neither the Shareholders nor the Parent, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to matters arising hereunder is more than One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the One Hundred Thousand Dollars ($100,000) that amounted to the Threshold Amount. The parties hereto agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount be deemed to be a definition of "material" for any purpose in this Agreement.

                  (b) Notwithstanding the foregoing, in the case of any untrue representation under Section 2 or 3 with respect to which any party hereunder making that representation had actual knowledge, or had actual knowledge of the potential or probable loss, liability or damage without disclosing such to the other party on or prior to the Closing Date (and as a result such other party has no knowledge thereof), such non-disclosing party will promptly pay the other party the full indemnification claim without regard to the Threshold Amount set forth in this Section, or the overall limitation on amount or recourse as set forth in Section 8.6, and the time limitations set forth in Section 8.1 shall be extended an additional three (3) years. For the purpose of this Section 8.6(b), actual knowledge of one or more Shareholders shall not be imputed to any other Shareholders who do not have that actual knowledge. Nevertheless, this limitation upon the imputation of knowledge shall not limit the rights of Parent, the Acquiring Subsidiaries and the Surviving Companies to obtain full indemnification against the Escrow Shares of all Shareholders, as provided under
         Section 8.4 and the Escrow Agreement.

         8.8.     Claims for Indemnification.

         The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim arises for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; and provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement in order for the Indemnifying party to control the defense. The Indemnified Party shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement of the claim. The Indemnified Party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 9.12 hereof. Subject to the limitations of Sections 8.6 and 8.7, if timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

         8.9      Netting of Claims

         All indemnification claims shall be net of any insurance proceeds or payments from any other responsible parties (in both cases net of recovery costs), as well as of the corresponding actual realizable tax benefit.

         8.10     Claims Period

         Notwithstanding anything in this Agreement to the contrary, Parent and the Shareholders shall not be entitled to any recovery under this Article 8 unless a claim for indemnification is made within sixty (60) days after the first two audit cycles are completed; provided however, that claims involving Environmental matters will be allowed if made within two (2) years after the Effective Time and claims based on the representations and warranties made in
Section 2.12 will be allowed if made within the applicable statute of limitations.

         8.11     Rejected Settlement of Claims

                  If an Indemnified Party refuses to agree to a proposed settlement by the Indemnifying party that would fully indemnify the Indemnified Party, the Indemnifying Party's exposure is limited to the settlement offer, provided however, that the indemnity will not be so limited if the proposed settlement would expose the Indemnified Party to criminal or regulatory liability or would in any material way impugn the reputation of the Indemnified Party and its affiliates, officers and directors.

         8.12     Limitation of Indemnification Obligations

         The indemnification obligations of L.B. shall be limited to (i) pro rata several liability only; and (ii) claims arising under Section 2.20.


                                   ARTICLE 9.
                            MISCELLANEOUS PROVISIONS

         9.1.     Expenses.

         Other than as expressly provided for in this Agreement, each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Transactions is consummated.

         9.2.     Amendment and Modification.

         Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.3.     Waiver of Compliance; Consents.

         Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         9.4.     No Third Party Beneficiaries.

         Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.5.     Notices.

         All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex, overnight courier or other similar means of communication:

                  If to either of the Companies or the Shareholders:

                             To: Bloomfield Acceptance Company, L.L.C. Bloomfield Servicing Company, L.L.C.
                                       260 East Brown Street, Suite 350
                                       Birmingham, Michigan  48009
                                       Attention:  Daniel E. Bober
                                       Fax: (248) 644-5760

                           With a copy to:

                                       Simpson Zelenock, P.C.
                                       260 E. Brown Street Suite 300
                                       Birmingham, Michigan 48009-6332
                                       Attention: James A. Simpson
                                       Fax:  (248) 647-2776

or to such other person or address as either the Companies or the Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

                           If to Parent or the Acquiring Subs:

                             To: Bingham Financial Services Corporation 31700 Middlebelt Road, Suite 145 Farmington Hills, Michigan 48334
                                      Attention: Jeffrey P. Jorissen
                                      Fax: (248) 932-3072

                           With a copy to:

                                      Jaffe, Raitt, Heuer & Weiss,
                                        Professional Corporation
                                      One Woodward Avenue, Suite 2400
                                      Detroit, MI 48226
                                      Attn: Peter Sugar
                                      Fax: (313) 961-8358

or to such other person or address as either Parent or Acquiring Subs will furnish to the other parties hereto in writing in accordance with this Section.

         9.6.     Assignment.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that upon the Companies' consent, which will not be unreasonably withheld, Parent may assign this Agreement upon notice to the Companies and each of the Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby.

         9.7.     Governing Law.

         This Agreement and all legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Michigan (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

         9.8.     Counterparts.

         This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         9.9.     Headings.

         The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

         9.10.    Entire Agreement.

         The Schedules, the Exhibits, the Disclosure Letters and other writings referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated January 7, 1998 between Parent, the Companies, and Shareholders and all amendments and extensions thereof, but not including the Confidentiality Agreement).

         9.11.    Injunctive Relief.

         It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Section 4.3. Accordingly, the parties agree and acknowledge that any such violation or threatened violation of Section 4.3 will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Section 4.3 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

         9.12.    Arbitration.

         In the event of any dispute relating to or arising out of any provision of the Agreement, each party shall promptly designate one or more representatives, and such representatives shall meet promptly in an effort to resolve the dispute extrajudicially. If the attempts to resolve the dispute stated in the preceding sentence are unsuccessful after a maximum period of thirty (30) days, the parties shall submit such dispute to arbitration, as provided below. With the sole exception of the injunctive relief contemplated by
Section 9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Southfield, Michigan by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose. Notwithstanding anything to the contrary within this Agreement, this Section 9.12 will not apply to interpleader claims under the Escrow Agreement and Special Consideration Escrow Agreement.

         9.13.    Attorneys Fees.

         If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

         9.14.    Venue and Jurisdiction.

         The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in the courts of the United States located in the Eastern District of Michigan, the Oakland County, Michigan Circuit Court, or the office of the American Arbitration Association located nearest Southfield, Michigan. Each of the Companies, the Shareholders and Parent irrevocably accept for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of such courts. Each of the Companies, Shareholders and Parent irrevocably consent to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address as set forth in this Agreement, or in the records of the Surviving Company, such service to become effective ten (10) days after such mailing. Nothing in this Section 9.14 shall affect the right of any party to serve process in any other manner permitted by law. Each of the Companies, the Shareholders and Parent irrevocably waive any right it or he may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this
Section 9.14.

         9.15     Time of the Essence.

         "Time is of the essence" with respect to all dates and time periods under this Agreement.


             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



PARENT:                                        BAC:
BINGHAM FINANCIAL SERVICES CORPORATION,        BLOOMFIELD ACCEPTANCE COMPANY, L.L.C.,
a Michigan corporation                         a Michigan limited liability company



By: /s/ Jeffrey P. Jorissen                    By: /s/ Daniel E. Bober
   ------------------------------------           -----------------------------------
   Jeffrey P. Jorissen, President,                Daniel E. Bober, President
   Chief  Executive Officer and Chief
   Financial Officer


ACQUIRING SUBS:                                BSC:

BAC ACQUIRING CORP., a Michigan corporation    BLOOMFIELD SERVICING COMPANY, L.L.C.,
                                               a Michigan limited liability company

By: /s/ Jeffrey P. Jorissen                    By:  /s/ Daniel E. Bober
   ------------------------------------           -----------------------------------
    Jeffrey P. Jorissen, President                 Daniel E. Bober, President

BSC ACQUIRING CORP., a Michigan corporation    SHAREHOLDERS:

By: /s/ Jeffrey P. Jorissen
   ------------------------------------         /s/ Daniel E. Bober
      Jeffrey P. Jorissen, President           --------------------------------------
                                               Daniel E. Bober

                                                /s/ Creighton J. Weber
                                               --------------------------------------
                                               Creighton J. Weber

                                                /s/ James Bennett
                                               --------------------------------------
                                               James Bennett

                                                /s/ Joseph Drolshagen
                                               --------------------------------------
                                               Joseph Drolshagen

                                                /s/ Patricia Jorgensen
                                               --------------------------------------
                                               Patricia Jorgensen

                                                /s/ Deborah Jenkins
                                               --------------------------------------
                                               Deborah Jenkins

                                               [signatures continued on the next page]


Signatures continued, Agreement and Plan of
Merger dated February 17, 1998                  /s/ Lynne Baszczuk
                                               --------------------------------------
                                               Lynne Baszczuk

                                                /s/ James A. Simpson
                                               --------------------------------------
                                               James A. Simpson

                                                /s/ Katheryne L. Zelenock
                                               --------------------------------------
                                               Katheryne L. Zelenock

                                                /s/ Jeffrey C. Urban
                                               --------------------------------------
                                               Jeffrey C. Urban


                            EXHIBITS and SCHEDULES

Exhibit 1.1A               Certificates of Merger - BAC into BAC Acquiring Sub
Exhibit 1.1B               Certificates of Merger - BSC into BSC Acquiring Sub
Exhibit 1.3(b)             Special Consideration Escrow Agreement
Exhibit 1.6                Shareholders Agreement
Exhibit 1.6(ii)            Consent to Transfer
Exhibit 1.6(vii)           Assignment of Membership Interests in BAC and BSC
Exhibit 1.8A               Second Amended and Restated Operating Agreement of
                             BAC
Exhibit 1.8B               Amended and Restated Operating Agreement of BSC
Exhibit 1.11               Form of Option Agreement
Exhibit 2.4                Companies' Disclosure Letter
Exhibit 2.20               Investor Questionnaire
Exhibit 3.5                Parent's Disclosure Letter
Exhibit 5(g)               Opinion of Simpson Zelenock, P.C.
Exhibit 5(h)               Employment Agreements of Key Employees
Exhibit 6(d)               Opinion of Jaffe, Raitt, Heuer & Weiss, Professional
                             Corporation
Exhibit 8.4                Escrow Agreement